UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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DASEKE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DASEKE, INC.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m., Central time, on Tuesday, March 26, 2024

This supplement (this “Supplement”) amends and supplements the definitive proxy statement filed by Daseke, Inc., a Delaware corporation (“Daseke,” the “Company,” “we,” “us” or “our”), with the Securities and Exchange Commission (the “SEC”) on February 15, 2024 (the “Proxy Statement”) in connection with the special meeting (the “Special Meeting”) of holders of common stock, par value $0.0001 per share (“Common Stock” or “Daseke Common Stock”), of Daseke, to be held virtually on Tuesday, March 26, 2024, at 10:00 a.m., Central time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, TFI International Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (“Parent” or “TFI”), and Diocletian MergerCo, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent (the “Merger Proposal”);

2.	To consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to Daseke’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”); and

3.	To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

The board of directors of Daseke (the “Board” or the “Board of Directors”) unanimously recommends that holders of Common Stock vote (a) “FOR” the Merger Proposal, (b) “FOR” the Advisory Compensation Proposal and (c) “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

This Supplement does not affect the validity of any proxy card or voting instructions any stockholder may have previously delivered, and no action in connection with this Supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 13 of the Proxy Statement. If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly.

If any stockholder has any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement (together, the “Transactions”), the Special Meeting, the Proxy Statement or this Supplement, or needs help submitting a proxy to have its shares of Common Stock voted, please contact Daseke’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and brokers may call collect: (212) 269-5550
All others may call-toll free: (800) 676-7437
Email: DSKE@dfking.com

This Supplement is dated March 19, 2024, and the information contained herein speaks only as of such date unless the information specifically indicates that another date applies.

Litigation Related to the Merger

The Company is aware of three complaints that have been filed with respect to the Merger (two in the United States District Court for the Southern District of New York and one in the United States District Court for the District of Delaware) as of the date hereof. The three matters are captioned as follows: Carpenter v. Daseke, Inc., et al., No. 1:24-cv-00724 (S.D.N.Y.), filed on February 1, 2024; Finger v. Daseke Inc., et al., No. 1:24-cv-01833 (S.D.N.Y.), filed on March 11, 2024; and Lawrence v. Daseke, Inc., et al., No. 1:24-cv-00320 (D. Del.), filed on March 12, 2024 (collectively, the “Stockholder Actions”). The Stockholder Actions were each filed as individual actions by purported Daseke stockholders against Daseke and members of the Board of Directors. The Stockholder Actions assert claims of alleged violations of Section 14(a), Rule 14a-9, and Section 20(a) of the Securities Exchange Act of 1934, as amended, premised on a purported failure to disclose material information related to the contemplated Merger. The Stockholder Actions seek injunctive relief enjoining the Merger and damages and costs, among other remedies.

In addition, as of the date hereof, the Company has received 14 letters from other purported stockholders setting forth similar claims and requesting that the Company disclose additional Merger-related information. The Company has received one demand for books and records under Section 220 of the General Corporation Law of the State of Delaware from another purported stockholder, seeking the production of certain Company books and records related to the Transactions and also requesting that the Company disclose additional Merger-related information.

It is possible that additional similar claims may be made or that the claims described above may be amended after the date hereof. If this occurs, the Company may not necessarily disclose such additional claims.

The Company cannot predict the outcome of any of the matters listed above, nor can it predict the amount of time and expense that will be required to resolve each such matter. Any lawsuits related to the Merger could prevent or delay completion of the Merger and result in substantial costs to the Company, including any costs associated with indemnification. In light of the costs, risks and uncertainties inherent in litigation, although the Company believes that no further disclosure is required to supplement the Proxy Statement under applicable law, it has determined to voluntarily make the supplemental disclosures related to the Transactions set forth below. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

Supplemental Disclosures to the Proxy Statement

The supplemental disclosures set forth below should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information set forth herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. All page references below are to pages in the Proxy Statement, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

The section of the Proxy Statement titled “The Merger — Background of the Merger” is amended by:

Replacing the last paragraph beginning on page 32 and ending on page 33 with the following (new text is underlined and deleted text is stricken through):

On June 5, 2023, the Board held a special meeting with Company management and, for a portion of the meeting, representatives of J.P. Morgan in attendance. At this meeting, among other things, the Board discussed the Company’s opportunities to maximize stockholder value through strategic alternatives, the fiduciary duties of the Board and the Company’s management team in the context of a potential sale transaction for the Company or its distinct segments, and (in J.P. Morgan’s absence) the value of engaging J.P. Morgan as an advisor to assist the Company and the Board in evaluating potential strategic alternatives for the Company. Representatives of J.P. Morgan presented possible strategic alternatives for the Company. Representatives of J.P. Morgan also presented Company management’s June 2023 Projections (as defined and more fully described under the heading “— Certain Financial Projections”) to the Board, as a baseline for purposes of discussion. During the presentation, the Board and J.P. Morgan discussed a wide range of topics, including the historical performance of the Company’s stock price, ~~and~~ market perception and assumptions used to build, and risks associated with, the June 2023 Projections. The Board and J.P. Morgan further discussed potential drivers of growth and potential strategic alternatives for the Company, including continuing to operate as a standalone public company, a potential sale of the Company, a sale and segmentation of Company’s distinct platforms. Further, with respect to a potential sale of the Company, J.P. Morgan and the Board discussed the potential bidder landscape and risks related to execution of strategic alternatives, including sequencing multiple transactions, maintaining ongoing business, retaining Company employees, and retaining Company customers, as well as the potential that the Company could be sold in three to four transactions and the potential of selling some portion of the business and then continuing on as a smaller public company. At the conclusion of the meeting, the Board agreed that Company management should continue its evaluation of strategic alternatives with J.P. Morgan and return to the Board with further analysis.

Replacing the first paragraph on page 34 with the following (new text is underlined):

In late July 2023, a representative of Party D was contacted by the Company regarding its previously expressed interest in exploring a possible acquisition of all or substantially all of the business associated with the Flatbed Segment. Management of the Company and Party D had held numerous discussions during the preceding years in relation to potential strategic transactions between the two parties, including through the first half of 2023. Party D affirmed its interest in exploring a transaction involving the Flatbed Segment and entered into a confidentiality agreement with the Company on July 26, 2023, restricting Party D from contacting any debt or equity financing sources without the Company’s prior approval and including a standstill provision in favor of the Company, with restrictions that would automatically expire in the event the Company were to enter into a definitive agreement with a third party providing for the acquisition of more than 50% of the outstanding capital stock of the Company or 50% of the consolidated assets of the Company. The Company and J.P. Morgan issued initial materials to Party D beginning August 3, 2023. Over the course of the month following that discussion, Company management and representatives of Party D discussed a potential acquisition of the Flatbed Segment by a portfolio company of Party D. Party D and its advisors continued to conduct diligence regarding and evaluate an acquisition of all or a portion of the Flatbed Segment.

Replacing the third paragraph on page 34 with the following (new text is underlined):

Beginning on August 16, 2023, and continuing through late September 2023, representatives of J.P. Morgan, on behalf of the Company and consistent with the Board’s directive, began to formally contact prospective bidders of a subset of the Specialized Segment (the “Specialized Perimeter”). 121 prospective bidders were contacted, including TFI, a financial sponsor with existing investments in the transportation and logistics industry, that we refer to as “Party F,” a financial sponsor with existing investments in the transportation and logistics industry, focused on middle market acquisitions, that we refer to as “Party G,” and a financial sponsor with existing investments in the transportation and logistics industry, focused on middle market acquisitions, that we refer to as “Party H.” Of the parties contacted by J.P. Morgan on behalf of the Company, 60 prospective bidders, including Party F, Party G and Party H, expressed interest in evaluating a transaction with the Company and entered into confidentiality agreements with the Company. Such confidentiality agreements restricted the counterparty from contacting any debt or equity financing sources without the Company’s prior approval and included a standstill provision in favor of the Company as well, with restrictions that would automatically expire in the event the Company were to enter into a definitive agreement with a third party providing for the acquisition of more than 50% of the outstanding capital stock of the Company or 50% of the consolidated assets of the Company. Upon initial outreach, TFI indicated that it was not interested in pursuing a transaction involving the Specialized Perimeter at that time.

Replacing the first paragraph on page 37 with the following (new text is underlined):

On December 1, 2023, the Company and TFI entered into a confidentiality agreement, which included a standstill provision in favor of the Company, with restrictions that would automatically expire in the event the Company were to enter into a definitive agreement with a third party (other than TFI) providing for the acquisition of more than 50% of the outstanding capital stock of the Company or 50% of the consolidated assets of the Company.

Adding the following to the end of the sixth paragraph on page 37:

The letter did not indicate a plan for the retention of management.

Replacing the second paragraph on page 38 with the following (new text is underlined and deleted text is stricken through):

On December 16, 2023, the Board held a special meeting with Company management and representatives of each of J.P. Morgan and Kirkland in attendance. Company management presented an update on conversations with TFI. Kirkland presented a legal framework, including a discussion of fiduciary duties, for the Board’s analysis of Company management’s projections, as they relate to possible transactions with each of Party D and TFI and to the Company’s opportunity to continue as a standalone public company. Following this discussion, Company management presented its ~~five-year financial p~~Projections ~~for the Company~~ (as defined and more fully described under the heading “— Certain Financial Projections”) ~~(the “Projections”)~~ to the Board. Company management and the Board discussed, among other things how the Projections were built, key assumptions used and material considerations that framed Company management’s assumptions, headwinds and tailwinds for the business, and qualitative perspectives on the business and outlook for growing stockholder value over the coming years. Following Company management’s presentation, the Board asked questions regarding and discussed the Projections, including in light of market commentary indicating the potential for pushing the forecasted full-year earnings recovery in the transportation and logistics industry into 2025, continuing heightened capital expenditure by the Company through 2025, anticipation of increasing competition in the Company’s higher margin services, execution risks if the Company were to pursue its transformation plan, and efficiencies and other effects a sale of the Flatbed Perimeter would have on the Company’s remaining business, among other things. Following the discussion regarding the Projections, the Board, along with Company management, J.P. Morgan and Kirkland, discussed potential next steps for each of the possible transaction with TFI and the possible transaction with Party D, and strategized ways to maximize stockholder value, on a risk-adjusted basis, in each scenario. Following this discussion, J.P. Morgan provided its timing, and an outline of the process for its valuation. Mr. Serianni instructed the Board that they should be prepared to participate in another meeting the following day and concluded the meeting.

Replacing the third full paragraph on page 40 with the following (new text is underlined and deleted text is stricken through):

On the evening of December 20, 2023, the Board held a special meeting with Company management and representatives of each of J.P. Morgan and Kirkland in attendance. The Board discussed, among other things, the status of negotiations with TFI and the status of negotiations with Party D, which the Company was attempting to keep engaged while focusing on the possible transaction with TFI. In addition to Messrs. Serianni’s and Shepko’s update regarding discussions with TFI, representatives of J.P. Morgan also provided an update to the Board regarding their discussions with TFI regarding TFI’s outstanding offer of $8.45 per share of Common Stock ~~and~~, TFI’s plans to evaluate management and retention plans mid-January 2024 (following the anticipated signing), the parties’ differing views on the amount and terms of retention payments and severance payments, and the treatment of management incentive equity in connection with the closing of the proposed transaction~~,~~ (which TFI had factored into its offer price). The Board discussed the value of the proposed transaction to the Company and its stockholders and that retaining key personnel following signing would be critical to realizing stockholder value, whether to manage the Company successfully through closing or, if the transaction failed to close for any reason, on a go-forward basis to maintain the Company’s value as a going concern. Representatives of Kirkland revisited fiduciary duties of the directors and also of Company management. Kirkland also provided its views on the key terms of the Merger Agreement and updates from the previous discussion at the December 17th meeting. Following further discussion regarding the benefits and risks associated with the proposed transaction, with or without market compensation for key personnel, the Board agreed to accept TFI’s post-signing analysis of which Company personnel to retain, but to press TFI to accept the Company’s proposed package for retention of key personnel, severance for members of the Company’s management team who resign for good reason or are terminated without cause, and treatment of the incentive equity awards at closing of the contemplated transaction. The directors further discussed whether, if presented with an ultimatum regarding the open compensation issues (as the Company’s advisors indicated may be forthcoming), it would be in the best interests of the Company and its stockholders to consider a marginally lower price per share of Common Stock and, after weighing the risks and benefits of the potential compromise the sense of the Board was that they would be willing to consider such a proposal. In concluding the meeting, the Board affirmed its authorization for management (together with the Company’s advisors) to continue negotiating with TFI to seek resolution of the remaining issues.

Replacing the first full paragraph on page 41 with the following (new text is underlined and deleted text is stricken through):

Upon receipt of affirming guidance from the other directors, on the evening of December 21, 2023, Mr~~essrs~~. Serianni ~~and Shepko~~ affirmed to Mr. Saperstein the Board’s commitment to retention of key personnel following announcement of a transaction and proposed that the parties share the cost associated with the mutual benefit of retaining key personnel through the interim period and following closing by agreeing to (i) an increased retention pool of $7.5 million (which amount was within the range previously provided as an indication of “market” by the Company’s compensation consultant), to be allocated at the discretion of the Compensation Committee, replace the outstanding incentive equity awards with comparable awards in TFI equity at closing of the contemplated transaction and severance for the executive management team based on the change in control severance plan term sheet previously presented to the Compensation Committee prior to discussions regarding the proposed transaction and provided to TFI, in exchange for (ii) a purchase price of $8.30 per share of Common Stock. Later that evening, TFI communicated to the Company, through their respective counsels, that, subject to alignment on a final draft of the Merger Agreement, TFI would be willing to transact on the terms proposed by the Company and a cash price of $8.30 per share of Common Stock. No further substantive discussions were held regarding post-Closing employment, but the Company and TFI agreed to have initial conversations when meeting in person in Dallas, Texas several weeks after the anticipated signing.

The section of the Proxy Statement titled “The Merger — Opinion of J.P. Morgan Securities LLC” is amended by:

Replacing the first sentence in the first full paragraph on page 47 with the following (new text is underlined and deleted text is stricken through):

The ~~p~~Projections furnished to J.P. Morgan were prepared by the management of Daseke.

Replacing the last paragraph on page 47 with the following (new text is underlined and deleted text is stricken through):

Using publicly available information, J.P. Morgan compared selected financial data of Daseke with similar data for certain selected publicly traded companies in the truckload industry set forth in the table below that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be reasonably analogous to Daseke’s business or aspects thereof. ~~The companies selected by J.P. Morgan were:~~

~~●      Knight-Swift Transportation Holdings Inc.~~

~~●      Schneider National, Inc.~~

~~●      Werner Enterprises, Inc.~~

~~●      Heartland Express, Inc.~~

Adding the following to the end of the second paragraph on page 48:

The selected companies reviewed and the results of these calculations were as follows:

Selected Company	FV / 2024E Adj. EBITDA
Knight-Swift Transportation Holdings Inc.	7.7x
Schneider National, Inc.	6.2x
Werner Enterprises, Inc.	6.0x
Heartland Express, Inc.	5.6x

Median	6.1x

Replacing the last two paragraphs on page 48 with the following (new text is underlined and deleted text is stricken through):

Using publicly available information, J.P. Morgan reviewed selected transactions since 2007 involving target companies or businesses in the truckload industry as set forth in the table below that engaged in businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be reasonably analogous to Daseke’s business or aspects thereof. None of the selected transactions reviewed were identical to the Merger contemplated by the Merger Agreement. Certain of these transactions may have characteristics that are materially different from those of the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger. ~~Specifically, J.P. Morgan reviewed the following transactions:~~

For each of the selected transactions, using publicly available information, J.P. Morgan calculated the multiple of the target company’s FV implied in the relevant transaction (as listed in the table above) by the consideration paid in such transaction to the target company’s Adj. EBITDA for the 12-month period immediately preceding the announcement of the applicable transaction (which we refer to for purposes of this section of this proxy statement as the “FV/LTM Adj. EBITDA”). The selected transactions reviewed and the results of these calculations were as follows:

Date Announced	Acquiror	Target	Multiple
Jan-07	Saint Corporation	Swift Transportation Co., Inc.	5.7x
Jun-07	New Mountain Lake Holdings, LLC	U.S. Xpress Enterprises, Inc.	5.3x
Jul-07	Con-way Inc.	Contract Freighters Inc.	N/A
Nov-13	Heartland Express, Inc.	Gordon Trucking, Inc.	5.0x
Jun-14	TransForce Inc.	Transport America, Inc.	5.7x
Jul-14	TransForce Inc.	Contrans Group Inc.	7.3x
Oct-14	Knight Transportation Inc.	Barr-Nunn Transportation Inc.	4.3x
Oct-16	TransForce Inc.	XPO Logistics, Inc.’s truckload business	4.7x
Apr-17	Knight Transportation, Inc.	Swift Transportation Company	6.9x(1)
May-17	Hub Group Trucking, Inc.	Estenson Logistics, LLC	7.1x
Jun-22	P.A.M. Transportation Services Inc.	Metropolitan Trucking Inc.	3.5x(2)
Jun-22	Deutsche Bahn AG	USA Truck, Inc.	5.0x
Aug-22	Heartland Express, Inc.	Contract Freighters Inc.	5.0x

Median			5.2x

(1)	Based on run-rate adjusted EBITDA.

(2)	Includes $17 million related to recent equipment investments.

~~For each of the selected transactions, using publicly available information, J.P. Morgan calculated the multiple of the target company’s FV implied in the relevant transaction by the consideration paid in such transaction to the target company’s Adj. EBITDA for the 12-month period immediately preceding the announcement of the applicable transaction (which we refer to for purposes of this section of this proxy statement as the “FV/LTM Adj. EBITDA”).~~

Replacing the second paragraph on page 49 with the following (new text is underlined):

J.P. Morgan conducted a discounted cash flow analysis of Daseke using the unlevered free cash flows that Daseke was forecasted to generate from calendar year 2024 through 2028 based on the Daseke Projections. For purposes of this analysis, stock-based compensation was treated as a cash expense. J.P. Morgan calculated a range of terminal values for Daseke at the end of such period by applying perpetuity growth rates ranging from 1.25% to 1.75% to the unlevered free cash flows of Daseke during the terminal year of approximately $90 million based on the Daseke Projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2023 using a range of discount rates from 9.0% to 10.0%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Daseke derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The ranges of present values were then added together to derive a range of FVs for Daseke, which was then adjusted by subtracting Daseke’s net debt of $679 million as of December 13, 2023 based on the Daseke Projections, and dividing the result by the fully diluted number of shares of Daseke Common Stock outstanding of approximately 50 million as of December 13, 2023 as provided by the management of Daseke.

Replacing the second to last paragraph on page 49 with the following (new text is underlined):

Analyst Price Targets. J.P. Morgan reviewed the price targets set by three published equity research analysts for shares of Daseke Common Stock prior to December 20, 2023. The price targets ranged from a low of $6.00 per share to a high of $9.00 per share, as compared to the closing price of shares of Daseke Common Stock on December 20, 2023, of $4.78 per share, and the Merger Consideration of $8.30 per share.

The section of the Proxy Statement titled “The Merger — Certain Financial Projections” is amended by:

Replacing the first, second, third and fourth full paragraphs on page 51 with the following (new text is underlined):

Daseke does not, as a matter of general practice, prepare or publicly disclose long-range financial forecasts due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, in connection with the Board’s evaluation of strategic alternatives, at the request of the Board, Daseke management prepared non-public, unaudited prospective financial information of Daseke (a) for fiscal years 2023 through 2028 (along with comparable historic information for fiscal years 2019 through 2022) reflecting what Daseke management believed were the best then-available estimates and judgments of future financial performance for such periods of Daseke (i) as a standalone public company without engaging in any acquisitions or divestitures (the “WholeCo Projections”) and (ii) after giving effect to a sale of the Flatbed Perimeter (the “RemainCo Projections” and, together with the WholeCo Projections, the “Projections”), and (b) for fiscal years 2023 through 2028 reflecting what Daseke management believed were the best then-available estimates and judgments of future financial performance for such periods of Daseke (the “June 2023 Projections” and, together with the Projections, the “Strategic Alternatives Projections”), each of which were provided to the Board in connection with its review of strategic alternatives.

The summaries of the Strategic Alternatives Projections are not being included in this proxy statement to influence any Daseke stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose. The Strategic Alternatives Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles (“GAAP”) (and the Strategic Alternatives Projections do not include footnote disclosures as may be required by GAAP). Neither Daseke’s independent registered public accounting firm nor any other audit firm has audited, reviewed, examined, compiled or performed any procedures with respect to the Strategic Alternatives Projections or expressed any opinion or any other form of assurance with respect thereto.

The Strategic Alternatives Projections summarized below, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond Daseke’s control. The Strategic Alternatives Projections also reflect assumptions that are subject to change, including, but not limited to, assumptions regarding future industry performance, including a freight market recovery, as described further below; general business, economic, regulatory, litigation, market and financial conditions; and matters specific to Daseke’s business, including an increase in EBITDA driven by a combination of cost initiatives and favorable freight market backdrop. The Projections cover multiple years, and thus, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Projections include, but are not limited to industry and market dynamics; general economic conditions and disruptions in the financial, debt, capital, credit or securities markets; competition; and those risks and uncertainties described in the Daseke’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The variability described above is evidenced by the Company’s downward adjustments to expected financial performance as between the June 2023 Projections and the Projections (the “Company’s downward adjustment”), which reflects that the Board and Daseke management no longer viewed the assumptions underlying the June 2023 Projections as reasonably correct, or the projected outcomes indicated in the June 2023 Projections as reasonably achievable, in each case, as the result of market developments. See also the section titled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement.

In addition, the Strategic Alternatives Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations based on actual results, revised prospects for Daseke’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Strategic Alternatives Projections were prepared, as evidenced by the Company’s downward adjustment. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. The Projections assume a freight market recovery beginning in the second half of 2024, with approximately a 5 to 10% rate increase and a 2 to 3% volume recovery, and normalization in the freight market starting in 2026. The Projections also assume an increase in the Adjusted EBITDA margin through 2025 (resulting from management’s cost savings initiatives and assumed favorable conditions in the freight market), capital expenditures as a percentage of revenue (to support market recovery through 2026 and, thereafter, to address maintenance, replacement and growth) and, with respect to the WholeCo Projections, that Daseke will not engage in any material acquisitions or dispositions. In addition, the Strategic Alternatives Projections do not take into account any circumstances, transactions or events occurring after the date on which the Strategic Alternatives Projections were prepared and do not give effect to any changes or expenses incurred after the date on which they were made, including as a result of the Merger or any effects of the Merger. Daseke does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date on which the Projections were prepared or to reflect the occurrence of future events, even if any or all of the underlying assumptions are shown to be in error. There can be no assurance that the financial results in the Strategic Alternatives Projections would be realized or that future actual financial results would not materially vary from those estimated in the Strategic Alternatives Projections.

Replacing the first paragraph on page 52 with the following (new text is underlined):

Certain of the measures included in the Strategic Alternatives Projections are financial measures that are not calculated in accordance with GAAP. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures provided to a financial advisor are excluded from the SEC’s rules concerning non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. Reconciliations of non-GAAP financial measures were not prepared or relied upon by the Board in connection with its consideration of the Merger Agreement or by J.P. Morgan for purposes of its financial analyses. Accordingly, Daseke has not provided a reconciliation of any financial measures included in the Strategic Alternatives Projections.

Replacing the first sentence of the second paragraph on page 52 with the following (new text is underlined):

The WholeCo Projections were also prepared by Daseke management and provided to the Board in connection with its evaluation of the Merger.

Replacing the table and associated footnote on page 52 with the following (new text is underlined):

($ in millions)	2019A	2020A	2021A	2022A	2023E	2024E	2025E	2026E	2027E	2028E	Terminal
Revenue	1,531	1,402	1,557	1,773	1,566	1,623	1,766	1,854	1,929	1,986	—
% Growth		(8.4)%	11.0%	13.9%	(11.7)%	3.6%	8.8%	5.0%	4.0%	3.0%	1.5%
Adjusted EBITDA(1)	156	179	223	235	188	186	247	246	256	258	—
% Margin	10.2%	12.7%	14.3%	13.2%	12.0%	11.5%	14.0%	13.3%	13.3%	13.0%	—
Net Capital Expenditures	57	37	50	147	164	116	127	133	121	124	—
As % of Revenue	3.7%	2.6%	3.2%	8.3%	10.5%	7.2%	7.2%	7.2%	6.3%	6.3%	—
As % of Adjusted EBITDA	36.6%	20.6%	22.2%	62.4%	87.1%	62.5%	51.4%	54.1%	47.3%	48.1%	—
Unlevered Free Cash Flow(2)	—	—	—	—	—	51	62	68	86	86	90

(1)	The Company defines (a) Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest, (iii) income taxes, and (iv) other material items that management believes do not reflect the Company’s core operating performance, such as stock-based compensation, restructuring, impairment and severance, and (b) Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue (which the Company defines as revenue less fuel surcharge). Adjusted EBITDA and Net Capital Expenditures contained in the Management Projections set forth above, are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP.

(2)	Unlevered Free Cash Flow is defined as Adjusted EBITDA, less stock based compensation, depreciation and amortization, the pre-interest tax impact, net capital expenditures and changes in net working capital, while adding back depreciation and amortization. Unlevered Free Cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or a measure of liquidity. Unlevered Free Cash Flow was calculated by J.P. Morgan based upon the WholeCo Projections and was approved by Daseke's management for use by J.P. Morgan in connection with its financial analysis and opinion described in the section of this proxy statement captioned “ —Opinion of J.P. Morgan Securities LLC.”

Adding the following to the end of the second footnote to the table on page 53:

Adjusted EBITDA and Net Capital Expenditures contained in the Management Projections set forth above, are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP.

Adding the following after the table and associated footnotes on page 53:

June 2023 Projections

The June 2023 Projections were prepared by Daseke management and provided to the Board in connection with its evaluation of opportunities to maximize stockholder value through strategic alternatives. The June 2023 Projections, while provided to J.P. Morgan, were not used by J.P. Morgan or by the Board in connection with the Board’s evaluation of the proposed Merger. The Board, in collaboration with Daseke management, subsequently adjusted the Company’s outlook downward in response to freight market conditions (including that excess capacity lingered in the market longer than anticipated, load availability did not rebound as much as anticipated, inflationary headwinds persisted, and the used equipment market was oversupplied, among other things), as announced in connection with earnings releases in August and November of 2023 and as more fully described in the “— Background of the Merger” section of this proxy statement. The Company’s internal expectations regarding future financial performance were similarly adjusted downward.

The table below presents a summary of the June 2023 Projections, as prepared by Daseke management and provided by Daseke management to the Board, reflecting a six-year forecast for the whole Company continuing to operate as a standalone public company. The June 2023 Projections summarized below are included solely to provide Daseke’s stockholders access to financial projections that were made available to the Board and the Company’s advisors, including J.P. Morgan, and are not included in this proxy statement to influence any Daseke stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose.

($ in millions)	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	1,682	1,851	1,946	2,045	2,182	2,271
% Growth	(5.2)%	10.1%	5.1%	5.1%	6.7%	4.1%
Adjusted EBITDA(1) (2)	211	235	254	275	304	316
% Margin	12.5%	12.7%	13.0%	13.4%	13.9%	13.9%
Net Capital Expenditures	134	127	144	146	149	155
As % of Revenue	8.0%	7.0%	7.4%	7.2%	6.8%	6.8%
As % of Adjusted EBITDA	64.0%	54.0%	56.6%	53.3%	49.2%	49.2%

(1)	2023E based on four months of Daseke’s actual performance and eight months of Daseke management’s forecast.

(2)	The Company defines (a) Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest, (iii) income taxes, and (iv) other material items that management believes do not reflect the Company’s core operating performance, such as stock-based compensation, restructuring, impairment and severance, and (b) Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue (which the Company defines as revenue less fuel surcharge). Adjusted EBITDA and Net Capital Expenditures contained in the Management Projections set forth above, are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP.

Forward-Looking Statements

This Supplement includes “forward-looking statements” within the meaning of the federal securities laws and the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, those statements relating to the proposed Merger and the other Transactions. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology.

These forward-looking statements are based on information available as of the date of this Supplement and current expectations, forecasts, and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Readers are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond the Company’s control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Merger may not be completed on the anticipated terms in a timely manner or at all, which may adversely affect Daseke’s business and the price of Common Stock; the failure to satisfy any of the conditions to the consummation of the Merger, including obtaining required stockholder approvals; potential litigation relating to the Merger that could be instituted against Daseke, Parent or their respective directors or officers, including the effects of any outcomes related thereto; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances requiring Daseke to pay a termination fee; the effect of the announcement or pendency of the Merger on Daseke’s business relationships, operating results and business generally; the risk that the Merger disrupts Daseke’s current plans and operations; Daseke’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the Merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; risks related to diverting management’s attention from Daseke’s ongoing business operations; certain restrictions during the pendency of the Merger that may impact Daseke’s ability to pursue certain business opportunities or strategic transactions; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; those risks and uncertainties set forth in Part I, Item 1A of Daseke’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by Daseke with the SEC; and those risks that are described in the Proxy Statement. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Additional risks or uncertainties that are not currently known to Daseke, that it currently deems to be immaterial, or that could apply to any company could also materially adversely affect Daseke’s business, financial condition or future results. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or Daseke’s consolidated financial condition, results of operations or liquidity.

Important Additional Information and Where to Find It

This Supplement is being made in connection with the Merger. In connection with the Merger, Daseke filed the Proxy Statement with the SEC on February 15, 2024, which has been mailed to the holders of Common Stock. Daseke may also file other documents with the SEC regarding the Transactions. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by Daseke with the SEC at the SEC’s website at www.sec.gov, at Daseke’s website at investor.daseke.com/Home or by sending a written request to Daseke’s Investor Relations department at investors@daseke.com.